Exhibit 5.1

Opinion of Alfredo Gomez, Esq.

January 14, 2026

CarParts.com, Inc.
2050 W. 190th Street, Suite 400
Torrance, CA 90504

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

My opinion is furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed by CarParts.com, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and resale of an aggregate of 32,458,060 shares of Common Stock, par value $0.001 per share, of the Company, consisting of (i) 10,319,727 shares of our common stock (the “PIPE Shares”) and (ii) 22,183,333 shares of our common stock (the “Conversion Shares” and together with the PIPE Shares, the “Shares”) issuable upon the conversion of convertible notes held by certain of the Selling Stockholders (the “Convertible Notes”) (the “Shares”).

I am the General Counsel of the Company and have advised the Company in connection with the filing of the Registration Statement.

I have examined and relied upon a signed copy of the Registration Statement as filed with the Commission, including the exhibits thereto. I, or attorneys under my supervision, have also examined and relied upon the Second Amended and Restated Certificate of Incorporation of the Company, as amended and in effect at all relevant times, the Amended and Restated Bylaws of the Company, as amended and in effect at all relevant times, and minutes of meetings of the stockholders and the Board of Directors of the Company and such other documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion. In addition, I have relied as to certain matters on information obtained from public officials and officers of the Company.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, the authenticity of the originals of such latter documents and the legal capacity of all signatories to such documents.

I express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the State of Delaware.

Based on the foregoing, I am of the opinion that:

1. The PIPE Shares are validly issued, fully paid and nonassessable.

2. Upon due conversion of the Convertible Notes in accordance with the terms thereof, the Conversion Shares issuable upon such conversion will be duly and validly issued, fully paid and non-assessable shares of the Company’s common stock.

My opinions expressed above are limited to the Delaware General Corporation Law.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Alfredo Gomez
Alfredo Gomez
General Counsel